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HOUGHTON MIFFLIN HARCOURT COMPANY
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EXPLANATORY NOTE

On April 24, 2015, Houghton Mifflin Harcourt Company issued a press release announcing certain transactions, including entry into a stock and asset purchase agreement, an amendment to its revolving credit facility and authorization for additional repurchases under its share repurchase program. A copy of the press release is attached hereto.

Houghton Mifflin Harcourt to Acquire
Scholastic’s Educational Technology and Services Business for $575 Million

Acquisition expected to provide HMH with a leading position in intervention;
enhance capabilities in early learning and professional development

Transaction expected to accelerate company growth
and create revenue and cost synergies in 2016 and beyond

Board increases total share repurchase authorization to $200 million

BOSTON – April 24, 2015 – Global learning company Houghton Mifflin Harcourt (NASDAQ: HMHC) (HMH) announced today that it has entered into a definitive agreement to acquire the Educational Technology and Services (“EdTech”) business of Scholastic Corporation for $575 million in cash, subject to customary working capital adjustments.

The acquisition would provide HMH with a leading position in intervention curriculum and services and extend its product offerings in key growth areas, including educational technology, early learning, and education services, creating a more comprehensive offering for students, teachers and schools. The transaction is expected to be accretive to HMH net income and free cash flow in 20161 and to yield synergies in 2016 and beyond with annual cost savings of $10 to $20 million. The transaction is expected to close in the second calendar quarter of 2015, subject to closing conditions and regulatory approval.

The transaction would provide added digital infrastructure and expertise to support the continued development of next-generation products for HMH’s pre-K-12 and consumer businesses. In addition, HMH believes that combining EdTech’s digital intervention solutions sales expertise with HMH’s already strong sales organization will create new opportunities and accelerate the Company’s growth.

“As HMH drives a learning transformation powered by technology, we believe the EdTech segment of Scholastic will strengthen our offering in both K-12 and other key growth areas, including digital intervention, early learning, consumer and professional development,” commented Linda K. Zecher, HMH’s President and Chief Executive Officer. “We believe that by diversifying our education portfolio, we will be taking an important step toward optimizing our growth while also enhancing our resiliency throughout economic and market cycles.”

The EdTech segment of Scholastic provides digital intervention curriculum, products and services to schools and districts throughout the United States as well as related implementation and assessment services and school consulting services. The business consists of proven-effective intervention solutions, including READ 180®, the largest individual digital curriculum program in the marketplace, and MATH 180®, which is fast becoming a market leader since its

[1]	Free cash flow is defined as net cash provided by operating activities less capital expenditures.

introduction in 2014. HMH expects this transaction would enable the company to more comprehensively address upcoming K-12 adoptions and the needs of students in those markets who would benefit from an intervention solution.

The management team of the EdTech business, including its President Margery Mayer, is expected to remain with the business as part of HMH. The business’ approximate 800 employees are also expected to join HMH upon transaction close.

Financial Overview:

The acquisition is aligned with the Company’s capital allocation framework and is expected to enhance HMH’s financial profile.

Eric Shuman, HMH’s Chief Financial Officer, said, “The highly-compelling strategic rationale coupled with opportunities for collaboration and coordination on the sales front makes this an attractive acquisition. In line with our capital allocation framework, we view this transaction as a prudent use of our strong cash position and balance sheet and believe that it will help enhance stockholder value over the long term.”

For the fiscal year ended May 31, 2014, the EdTech segment of Scholastic delivered net sales of $249 million, up $21 million or 9% compared to fiscal 2013. In the same period, operating income grew $10 million or 34% from the prior year period to $40 million. Adjusted EBITDA and free cash flow for the EdTech segment were $68 million and $37 million respectively for the same period, up $16 million and $25 million respectively, from the same prior period.

In connection with this transaction, HMH expects to replace its existing $180 million term loan with a new $500 million committed term loan with a six year maturity.

Capital Allocation and Share Repurchase Program:

In addition, consistent with the Company’s goal to create long-term stockholder value, HMH”s Board of Directors has authorized an additional $100 million under the Company’s existing share repurchase program, bringing the total authorization to $200 million. This aligns with HMH’s broader capital allocation strategy, which focuses on driving organic growth, pursuing strategic acquisition opportunities and returning capital to stockholders, when appropriate.

The share repurchase program may be executed over a period of two years from the program’s original authorization. Repurchases under the program may be made from time to time in open market or privately negotiated transactions. The extent and timing of any such repurchases would be at the Company’s discretion, unless made through pre-arranged trading plans, and subject to market conditions, applicable legal requirements and other considerations.

The Board will continue to actively consider ways to pursue opportunities that are consistent with the Company’s capital allocation strategy that the Board deems prudent and appropriate under the circumstances.

Investor Conference Call/Webcast:

At 8:30 a.m. ET on April 24, 2015, HMH will host a conference call to discuss the transaction. The call will be webcast live at ir.hmhco.com. The following information is provided for investors who would like to participate:

Toll Free: (844) 835-6565
International: (484) 653-6719
Conference ID: 33657634
Webcast Link: http://edge.media-server.com/m/p/x5nwqigp

An archived webcast with the accompanying slides will be available at ir.hmhco.com for one year for those unable to participate in the live event. An audio replay of this conference will also be available until May 1, 2015 via the following telephone numbers: (855) 859-2056 in the United States and (404) 537-3406 internationally using conference ID 33657634.

Advisors:

Paul, Weiss, Rifkind, Wharton & Garrison LLP and Milbank, Tweed, Hadley & McCloy acted as legal advisors to HMH on the acquisition. Citigroup Global Markets Inc. and Wells Fargo Securities, LLC have arranged, and their affiliates have committed, to provide financing for the acquisition. Morgan Stanley served as an advisor to HMH and its Board of Directors.

About Houghton Mifflin Harcourt
Houghton Mifflin Harcourt (NASDAQ:HMHC) is a global learning company dedicated to changing people’s lives by fostering passionate, curious learners. As a leading provider of pre-K–12 education content, services, and cutting-edge technology solutions across a variety of media, HMH enables learning in a changing landscape. HMH is uniquely positioned to create engaging and effective educational content and experiences from early childhood to beyond the classroom.  HMH serves more than 50 million students in over 150 countries worldwide, while its award-winning children's books, novels, non-fiction, and reference titles are enjoyed by readers throughout the world. For more information, visit www.hmhco.com.

Follow HMH on Twitter, Facebook and YouTube.

Contacts

Investor Relations
Rima Hyder
Vice President, Investor Relations
617-351-3309
rima.hyder@hmhco.com

Media Relations
Bianca Olson
SVP, Corporate Affairs
617-351-3841
bianca.olson@hmhco.com

Forward-Looking Statements

The statements contained herein include forward-looking statements, which involve risks and uncertainties. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “projects,” “anticipates,” “expects,” “could,” “intends,” “may,” “will” or “should,” “forecast,” “intend,” “plan,” “potential,” “project,” “target” or, in each case, their negative, or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They include statements regarding our intentions, beliefs or current expectations concerning, among other things, the proposed acquisition and financing, and the timing of closing thereof; the acquisition’s impact on our business, results of operations, financial condition, liquidity, products and services, prospects for growth, position in adjacent markets and market share, the market and industry in which we operate; our capital allocation strategy; and potential business decisions. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements are based upon information available to us on the date of this report.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from those made in or suggested by the forward-looking statements contained herein. In addition, even if our results of operations, financial condition and liquidity and the development of the industry in which we operate are consistent with the forward looking statements contained herein, those results or developments may not be indicative of results or developments in subsequent periods.

Important factors that could cause our results to vary from expectations include, but are not limited to: the occurrence of any event, change or other circumstances that could give rise to the termination of the Acquisition Agreement; the outcome of any legal proceedings that may be instituted against the Company, the Sellers or their affiliates following announcement of the Acquisition Agreement and transactions contemplated therein; the inability to complete the transactions contemplated by the Acquisition Agreement due to the failure to meet conditions to closing in the Acquisition Agreement or other factors; the risk that the proposed transactions disrupt current plans and operations as a result of the announcement and consummation of such transactions; the ability to achieve the anticipated benefits and synergies of the Acquisition, which may be affected by, among other things, competition, the ability of the acquired Business to grow and manage growth profitably, maintain relationships with suppliers and obtain adequate supply of products and retain its key employees; costs related to the proposed Acquisition; changes in applicable laws or regulations; the possibility that the Company or the Sellers or their affiliates may be adversely affected by other economic, business, and/or competitive factors; our ability to finance the acquisition; our  ability to integrate the business; changes in state and local education funding and/or related programs, legislation and procurement processes; adverse or worsening economic trends or the continuation of current economic conditions; changes in consumer demand for, and acceptance of, our products; changes in product mix, format and timing of delivery; changes in competitive factors; offerings by technology companies that compete with our products; industry cycles and trends; conditions and/or changes in the publishing industry; changes or the loss of our key third-party print vendors; restrictions under agreements governing our outstanding indebtedness; changes in laws or regulations governing our business and operations; changes or failures in the information technology systems we use; demographic trends; uncertainty surrounding our ability to enforce our intellectual property rights; inability to retain management or hire employees; impact of potential impairment of goodwill and other intangibles in a challenging economy; decline or volatility of our stock price regardless of our operating performance; and other factors discussed in the “Risk Factors” section of our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other news releases we issue and filings we make with the SEC. In light of these risks, uncertainties and assumptions, the forward-looking events described herein may not occur.

We undertake no obligation, and do not expect, to publicly update or publicly revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained herein.

Use of Non-GAAP Financial Measures

To supplement our financial statements presented in accordance with Generally Accepted Accounting Principles (GAAP), we have presented adjusted EBITDA, adjusted cash EBITDA and free cash flow as non-GAAP measures in addition to our GAAP results. This information should be considered as supplemental in nature and should not be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. Management believes that the presentation of these non-GAAP measures provides useful information to investors regarding our results of operations because it assists both investors and management in analyzing and benchmarking the performance and value of our business.

Management believes that the presentation of adjusted EBITDA provides an indicator of our performance that is not affected by debt restructurings, fluctuations in interest rates or effective tax rates, non-cash charges, or levels of depreciation or amortization along with cost such as severance, facility closure cost, and acquisition cost. Accordingly, our management believes that this measurement is useful for comparing our performance from period to period. In addition, targets and positive trends in adjusted cash EBITDA are used as performance measures and to determine certain compensation of management. Management believes that the presentation of adjusted cash EBITDA also provides useful information to our investors and management as an indicator of our cash performance as it takes into account our deferred revenue and is not affected by the aforementioned items excluded from adjusted EBITDA. Management also believes that the presentation of free cash flow provides useful information to our investors because management regularly reviews free cash flow as an important indicator of how much cash is generated by normal business operations, including capital expenditures, and makes decisions based on it. Management also views it as an important indicator of cash available for servicing debt, investing in organic growth, strategic acquisitions and/or returning cash to shareholders.

Other companies may define these non-GAAP measures differently and, as a result, our measure of these non-GAAP measures may not be directly comparable to adjusted EBITDA, adjusted cash EBITDA and free cash flow of other companies. Although we use non-GAAP measures as financial measures to assess the performance of our business, the use of non-GAAP measures are limited as they include and/ or do not include certain items not included and/or included in the most directly comparable GAAP measure. Adjusted EBITDA and adjusted cash EBITDA should be considered in addition to, and not as a substitute for, net income or loss prepared in accordance with GAAP as a measure of performance; and free cash flow should be considered in addition to, and not as a substitute for, net cash provided by operating activities prepared in accordance with GAAP as a measure of performance. Adjusted EBITDA and adjusted cash EBITDA are not intended to be a measure of liquidity nor is free cash flow intended to be a measure for discretionary use. You are cautioned not to place undue reliance on these non-GAAP measures.

A reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures is provided in the appendix to this news release.

Historical Financials and GAAP to Non-GAAP Reconciliations
for Houghton Mifflin Harcourt

($ in Millions)	Year Ended December 31,
	2013	2014

Net Sales:
Education	$1,207.9	$1,209.1
Trade Publishing	170.7	163.2

Total Net Sales	$1,378.6	$1,372.3

Costs and Expenses:
Cost of sales, ex. pre-publication and publishing rights amortization	585.1	588.7
Publishing rights amortization	139.6	105.6
Pre-publication amortization	121.7	129.7

Cost of Sales	$846.4	$824.0

Selling and administrative	580.9	612.5
Other intangible asset amortization	19.0	12.2
Impairment charges	9.0	1.7
Severance and other charges	10.0	7.3

Operating Loss	$(86.6)	$(85.4)

Other Income (expense):
Interest expense	(21.3)	(18.2)
Change in fair value of derivative instruments	(0.3)	(1.6)
Loss on extinguishment of debt	(0.6)	0.0

Loss before reorganization items and taxes	$(108.8)	$(105.2)
Income tax expense	2.3	6.2

Net Loss	$(111.2)	$(111.5)

Adjusted EBITDA Reconciliation

Net Loss	$(111.2)	$(111.5)
Interest expense	21.3	18.2
Provision for income taxes	2.3	6.2
Depreciation expense	61.7	72.3
Amortization expense	280.3	247.5
Non-cash charges—stock compensation	9.5	11.4
Non-cash charges—gain on derivative instruments	0.3	1.6
Asset impairment charges	9.0	1.7
Purchase accounting adjustments	11.5	3.7
Fees, expenses or charges for equity offerings, debt or acquisitions	23.5	4.4
Restructuring	3.1	2.6
Severance separation costs and facility closures	13.0	7.3
Debt extinguishment loss	0.6	0.0
Adjusted EBITDA	$325.0	$265.4

Free Cash Flow

($ in Millions)	Year Ended December 31,
	2013	2014
Cash Flow From Operations	$157.2	$491.0
Pre-publication capital expenditures	126.7	115.5
Property, plant and equipment capital expenditures	59.8	67.1
Free Cash Flow	$(29.3)	$308.4

Historical Financials and GAAP to Non-GAAP Reconciliations
for Scholastic Corporation’s Educational Technology & Services Business

($ in Millions)	Fiscal Year Ended May 31,
	2013	2014

Net Sales	$227.7	$248.7

Cost of Sales	88.7	96.2

Operating Expenses	109.5	112.9

Operating Income	$29.5	$39.6

Adjustments from operating income to adjusted EBITDA:
Depreciation & Amortization	22.7	28.0

Adjusted EBITDA	$52.2	$67.6

Free Cash Flow
Operating Income	$29.5	$39.6
Depreciation & Amortization	22.7	28.0
Capital Expenditures (including Royalty Advances)	$(40.3)	$(30.7)
Free Cash Flow[1]	$11.9	$36.9

[1]	Defined as operating income less depreciation, amortization and capital expenditures

Source: Scholastic Corporation 10-K